Suite 300, 204 Black Street Whitehorse, Yukon Y1A 2M9 Telephone: 867-668-5252 Fax: 867-668-5251 E-mail: lackowicz.shier@yukonlaw.com

Barristers & Solicitors

IN ASSOCIATION WITH	Reply Attention To: Paul W. Lackowicz DIRECT E-MAIL:plackowicz@yukonlaw.com Our File No: 34497

April 5, 2007

Apollo Gold Corporation
4601 DTC Blvd., Suite 750
Denver, Colorado
80237

Dear Sirs/Mesdames:

Re:	Apollo Gold Corporation/S-3 SEC Filing

We have acted as Yukon Territory counsel to Apollo Gold Corporation (the "Corporation") in connection with the issue and sale by the Corporation pursuant to the terms and conditions of the agency agreement (the "Regent Agency Agreement") dated February 23, 2007 between the Corporation and Regent Securities Capital Corporation (ARegent@) and the agency agreement (the AShoreline Agency Agreement@) dated February 23, 2007 between the Corporation and Shoreline Pacific LLC (AShoreline@) of a private placement, on a best efforts basis, of up to US$8,580,000 in principal amount of unsecured convertible debentures (the "Debentures") where each US$1,000 of Debentures is convertible, at the option of the holder at any time before Maturity (hereinafter defined), into 2,000 common shares, and each US$1,000 of Debentures is accompanied by 2,000 common share purchase warrants (the "Debenture Warrants") of the Corporation.

You have requested we provide to you the following opinion in connection with the filing of a Registration Statement on Form S-3 (the ARegistration Statement@) under the Securities Act of 1933 as amended to qualify for sale the 35,521,200 common shares of the Corporation identified in the Registration Statement and which may be issued pursuant to the terms of the Debentures, Debenture Warrants and the Compensation Warrants defined below.

The Debentures and the Debenture Warrants, subject to certain provisions described in the Registration Statement, have the following general characteristics:

(a)
The Debentures have a term of two (2) years from Closing ("Maturity"), and bear interest at 1% per month (or part thereof) in the first 12 months from Closing, increasing to 1.5% per month (or part thereof) for the remaining 12 months until Maturity. Interest is payable annually on each anniversary date of the Closing, unless the Debentures have been converted.

(b)
The Debentures are convertible at the option of the holder at any time before Maturity into the common shares ("Debenture Common Shares") of the Corporation at the rate of US$0.50 per each Debenture Common Share (meaning each US$1,000 of Debentures will convert into 2,000 Debenture Common Shares).

(c)	The Debenture Warrants each entitle the holder to purchase one common share of the Corporation ("Debenture Warrant Shares") at a price of US$0.50 for a period of two (2) years from Closing.

(d)
At or prior to maturity, each holder of a Debenture has have the option to receive payment in full, with applicable interest, or to convert the principal amount of the Debenture into Debenture Common Shares at the rate of US$0.50 (meaning each US$1,000 of Debentures will convert into 2,000 Debenture Common Shares), and receive the applicable interest to the date of conversion.

(e)
The Corporation has the option to force conversion of the Debentures at any time after six months from Closing and prior to Maturity in the event that the 20 day weighted average trading price of the Corporation=s shares on AMEX, or such other principal trading market on which the Corporation's shares are trading, equals or exceeds US$0.90. In the event that the Corporation forces conversion prior to the one year anniversary date of the Closing, the Corporation will be required to pay a total of twelve (12) months of interest payments. If the Corporation forces conversion after the one year anniversary date of Closing, there will be no additional penalty beyond the accrued and unpaid interest amount outstanding up to the date of forced conversion.

(f)	Holders will also be forced to convert the Debentures into the Debenture Common Shares on the terms outlined herein in the event of a Change of Control of the Corporation.

(g)
As partial compensation the Corporation issued an aggregate of 1,201,200 compensation warrants (the ACompensation Warrants@) to Regent and Shoreline. Each Compensation Warrant entitles the holder to purchase one common share of the Corporation (a ACompensation Warrant Share@) at US$0.50 per share (subject to adjustment pursuant to the certificate representing the Compensation Warrants) for a two year period from the date of issue.

Scope of Review

As Yukon counsel to the Corporation, we have been provided with faxed or e-mailed copies of the following:

(a)	the form of subscription agreements for the Debentures (the "Subscription Agreement");

(b)	the form of the certificate representing the Debenture Warrants;

(c)	the form of the certificate representing the Debentures;

(d)	the form of the certificate representing the Compensation Warrants;

(e)	the Regent Agency Agreement; and

(f)	the Shoreline Agency Agreement.

The agreements, instruments and certificates referred to in (a) through (f) above are hereinafter referred to collectively as the "Documents".

In connection with the opinions hereinafter expressed, we have examined and relied upon faxed or e-mailed copies of the following:

(a)	the Documents;

(b)
resolutions of the directors of the Corporation passed at a meeting of the directors of the Corporation held February 6, 2007, certified by the Chief Financial Officer of the Corporation and dated February 23, 2007, relating to matters relevant to this opinion;

(c)	a certificate of an officer of the Corporation dated February 23, 2007 relating to certain factual matters (the "Officer's Certificate");

and we have obtained an original copy of the following:

(d)	a certificate of status dated April 2, 2007 for the Corporation issued pursuant to the Business Corporations Act (Yukon) (the AYukon Certificate@).

In rendering the opinions herein, we have relied only upon our examination of the foregoing documents and certificates, and we have made no further or other examinations or investigations, and we have made no independent verification or check of the factual matters set forth in such documents or certificates.

Assumptions

In rendering this opinion, we have assumed:

(a)	The genuineness of all signatures;

(b)	The authenticity and completeness of all documents submitted to us as originals;

(c)
The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies, e-mailed or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies, e-mailed or facsimile transmissions have been submitted or received;

(d)
The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such;

(e)
The Corporation has received the consideration for the Debentures, and to the extent that property or service is received as consideration, it is not less in value that the fair equivalent of the money that the Corporation would have received if the Debentures had been issued for money; and

(f)	The Corporation has unconditionally delivered the document or certificate representing the Debentures, the Debenture Warrants and the Compensation Warrants .

Practice Restriction

We are solicitors qualified to carry on the practice of law in the Yukon Territory only and we express no opinion as to any laws or matters governed by the laws other than the Yukon Territory and the federal laws of Canada applicable therein in effect as at the date of this opinion.

We act only as the Registered Office for the Corporation in the Yukon Territory and have not been and are not regular counsel to the Corporation in any business transactions or litigation. We have reviewed the documents noted above in the section headed "Scope of Review", but we have not participated in the negotiation of their terms or the drafting thereof.

This opinion is given to you as of the date hereof and we disclaim any obligation to advise you of any change after the date hereof in any matter set forth herein, and we express no opinion as to the effect of any subsequent course of dealing or conduct between the parties referred to herein.

Opinions

Subject to the foregoing, we are of the opinion that:

1)    The Corporation is a corporation validly existing and in good standing under the Business Corporations Act (Yukon).

2)    The Debenture Common Shares to be issued upon the exercise of the conversion privilege in the Debentures have been allotted and authorized for issuance to the holders, from time to time, of the Debentures and such Debenture Common Shares will, when issued in accordance with the terms of the Debentures, be validly issued as fully paid and non-assessable common shares of the Corporation.

3)    The Debenture Warrant Shares to be issued upon the exercise of the Debenture Warrants have been allotted and authorized for issuance to the holder, from time to time, of the Debenture Warrants and such Debenture Warrant Shares will, when issued upon the exercise of the Debenture Warrants in accordance with the terms of the certificate representing the Debenture Warrants, be validly issued as fully paid and non-assessable common shares of the Corporation.

4)    The Compensation Warrant Shares to be issued upon the exercise of the Compensation Warrants have been allotted and authorized for issuance to the holder, from time to time, of the Compensation Warrant Shares and such Compensation Warrant Shares will, when issued upon the exercise of the Compensation Warrant Shares in accordance with the terms of the certificate representing the Compensation Warrants, be validly issued as fully paid and non-assessable common shares of the Corporation.
This opinion is furnished solely for the benefit of the addressee hereof in connection with the filing of the Registration Statement and may not be used, circulated, quoted, relied upon or distributed, or otherwise referred to by any other person or entity, or for any other purpose, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption ALegal Matters@ in the Registration Statement.

Yours very truly,
LACKOWICZ, SHIER & HOFFMAN

/s/ Lackowicz, Shier & Hoffman